Exhibit 99.1

NEWS	Contact: Jeremy Thigpen
(713) 346-7301

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO Announces Plan to

Pursue Spin-Off of Distribution Business into Separate Publicly Traded

Company

HOUSTON, TX, September 24, 2013 — National Oilwell Varco, Inc. (NYSE: NOV) announced today that its Board of Directors has authorized Company management to move forward with exploration of a plan to spin-off NOV’s distribution business from the remainder of the Company, creating two stand-alone, publicly traded corporations. The Company believes that the separation of the distribution business can be accomplished via a tax-efficient spin-off to NOV shareholders.

Pete Miller, Chairman and CEO of National Oilwell Varco, remarked, “Through the hard work and dedicated efforts of its employees, and with last year’s acquisitions of Wilson Supply and C.E. Franklin, we believe the Company’s distribution business now has the market size and scale to operate as a standalone, world class, distribution company. As a separate company, the distribution group would have over 415 locations and operations in 26 countries, representing approximately 85% of the revenue of NOV’s Distribution and Transmission Segment for the six months ending June 30, 2013. This distribution company will be a leading, pure play, provider of maintenance, repair and operating supplies to the global energy and industrial markets, and poised for continued profitable growth.

We believe that the contemplated spin-off is very consistent with NOV’s strategy and commitment to continue to grow the Company and create significant shareholder value. This is the right business move for both companies. As separate companies, the distribution business and the remainder of NOV will each be better positioned and have the enhanced operational flexibility to focus on their specific products, services and customers.”

The spin-off is expected to be completed in the first half of 2014 and is subject to market conditions, customary regulatory approvals, the execution of separation and intercompany agreements and final board approval. The separation of the distribution business from the rest of NOV does not require shareholder approval.

Credit Suisse Securities (USA) LLC is serving as the financial advisor to the Company and Locke Lord LLP is serving as its legal advisor.

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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